Exhibit 5.2

McCarter & English, LLP Four Gateway Center 100 Mulberry Street P.O. Box 652 Newark, NJ 07102 T. 973.622.4444 F. 973.624.7070 www.mccarter.com
August 10, 2007
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033

Re:	Schering-Plough Corporation 6.00% Mandatory Convertible Preferred Stock
Ladies and Gentlemen:
          We have acted as special New Jersey counsel to Schering-Plough Corporation, a New Jersey corporation (the “Company”), in connection with the Company’s authorization for issuance and sale of an aggregate of 10,000,000 shares of its 6.00% mandatory convertible preferred stock, par value of $1.00 per share (the “Preferred Stock”), and of up to 1,500,000 additional shares of Preferred Stock (to be issued and sold in the event the underwriters exercise their over-allotment option). The Preferred Stock is to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-145055 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and relied upon copies of the following documents (collectively, the “Documents”): (1) the Registration Statement; (2) the prospectus supplement dated August 2, 2007 relating to the Preferred Stock; (3) the final prospectus supplement dated August 9, 2007 relating to the Preferred Stock; (4) the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), certified as of a recent date by the Department of the Treasury of the State of New Jersey; (5) the Certificate of Amendment to the Charter filed with the Department of Treasury of the State of New Jersey on August 10, 2007; (6) the bylaws of the Company, as amended to the date hereof; (7) resolutions adopted by the Board of Directors of the Company on March 10, 2007 relating to, among other matters, the registration of the Preferred Stock, as certified by the Assistant Secretary of the Company on July 26, 2007 as being complete, accurate and in effect; (8) resolutions adopted by the Board of Directors of the Company on June 26, 2007 relating to, among other matters, the issuance of the Preferred Stock, as certified by the Deputy Secretary of the Company on August 3, 2007 as being complete, accurate and in effect; (9) resolutions adopted by the Pricing Committee of the Board of Directors of the Company on August 9, 2007 relating to, among other matters, the issuance of the Preferred Stock, as certified by the Assistant Secretary of the Company on August 10, 2007 as being complete, accurate and in effect; and (10) such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

Schering-Plough Corporation
August 10, 2007

          In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following: (1) each individual executing any of the Documents is legally competent to do so; (2) each individual executing any of the Documents on behalf of a party (other than the Company), is duly authorized to do so; (3) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding; and (4) all Documents submitted to us as originals are authentic; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all such Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents and in the factual representations to us by officers of the Company are true and complete; and, there are no oral or written modifications or amendments to the Documents, by action or conduct of the parties or otherwise.
          For the purposes of the opinions set forth below, we have assumed that (1) the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (2) the prospectus supplement dated August 2, 2007 and the final prospectus supplement dated August 9, 2007 have been prepared and filed under the Securities Act describing the terms of such Preferred Stock offered thereby complying with all applicable laws (3) all applicable provisions of the “Blue Sky” and securities laws of the various states and other jurisdictions in which the Preferred Stock may be offered and sold shall have been complied with; and (4) none of the terms of the Preferred Stock, nor the issuance and delivery of the Preferred Stock, nor the compliance by the Company with the terms of the Preferred Stock will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.
          We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that upon the due execution, countersignature and delivery of certificates evidencing the Preferred Stock, the Preferred Stock will be duly authorized and, when and if delivered against payment therefor in accordance with the resolutions of the Board of Directors of the Company authorizing their issuance, will be validly issued, fully paid and nonassessable.
          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          We hereby consent to the reference to our firm under the Section “Validity of Securities” in the prospectus supplement included in the Registration Statement and to

Schering-Plough Corporation
August 10, 2007

the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.
Very truly yours,
/s/ McCarter & English, LLP
McCARTER & ENGLISH, LLP